EXHIBIT 10.1
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                           ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of May 5, 2006 among Emmis Television Broadcasting, L.P., an Indiana limited partnership, and Emmis Television License, LLC, an Indiana limited liability company (collectively, "Seller"), Emmis Operating Company, an Indiana corporation ("Guarantor") and Hearst-Argyle Television, Inc., a Delaware corporation ("Buyer").

                                   RECITALS

         A. Seller owns and operates the following television broadcast station (the "Station") pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC"):

                     WKCF(TV), Clermont, Florida (including WKCF-DT)

         B. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (defined below).

         C. Guarantor desires to unconditionally guarantee any and all obligations and liabilities of Seller, or Seller's permitted assignees, under this Agreement, as an inducement to Buyer to enter into this Agreement.

         D.       References   to  the  Schedules   herein  shall   constitute
references to Schedules delivered from Seller to Buyer attached to the letter of even date herewith (the "Disclosure Letter").

                                   AGREEMENT

         NOW,   THEREFORE,   taking  the  foregoing   into  account,   and  in
consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1:        PURCHASE OF ASSETS

         1.1. STATION ASSETS. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets and properties of Seller, real and personal, tangible and intangible, that are owned, leased, licensed, used or held for use in the operation of the Station (the "Station Assets"), as and to the extent existing on the Closing Date (defined below), free and clear of all Liens (defined below) except Permitted Liens (defined below) including without limitation the following:

                  (a) all licenses, permits and other authorizations issued to Seller by the FCC with respect to the Station (the "FCC Licenses"), including those described on SCHEDULE 1.1(a), and including any renewals or modifications thereof between the date hereof and Closing,

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together  with  all  other  governmental  licenses,   permits  and  regulatory
approvals pertaining to the Station (collectively with the FCC Licenses, the "Licenses");

                  (b) all of Seller's equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, machinery and spare parts, notebook and other computers (including operating software licenses) and other tangible personal property of every kind and description that are used or held for use in the operation of the Station, including without limitation those listed on SCHEDULE 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business in accordance with Article 4 (the "Tangible Personal Property");

                  (c) all of Seller's leased real property used or held for use in the operation of the Station (including any appurtenant easements and improvements located thereon), including without limitation those listed on SCHEDULE 1.1(c) (the "Real Property");

                  (d) all agreements for the sale of advertising time on the Station, and all other contracts, agreements and leases used in the
Station's business, including without limitation those listed on SCHEDULE 1.1(d), together with all contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4 (the "Station Contracts");

                  (e) all of Seller's rights in and to the Station's call letters and Seller's rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property, including applications for any of the foregoing, which are used or held for use in the operation of the Station, including without limitation those listed on SCHEDULE 1.1(e) (the "Intangible Property");

                  (f) Seller's rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Station, including the Station's local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, traffic system history records, and general, financial and personnel records, but excluding records relating primarily to Excluded Assets (defined below);

                  (g) all of Seller's goodwill in the Station and its business;

                  (h) subject to Section 1.6 below, assets, properties and rights set forth in the February 28, 2006 balance sheet included in the Financial Statements (defined below); and

                  (i) all claims, causes of action, rights of recovery and rights of set-off of Seller, whether mature, contingent or otherwise, arising primarily out of the business of the Station as and to the extent attributable to any period after the Effective Time.

         1.2. EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the "Excluded Assets"):

                  (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

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                  (b)      all tangible and  intangible  personal  property of
Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;

                  (c) all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4;

                  (d)      Seller's   corporate   and  trade  names  not  used
primarily in the operation of the Station (including the name "Emmis"), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;

                  (e) all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

                  (f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

                  (g) the Station's accounts receivable and any other rights to payment of cash consideration (including without limitation all rights to payments under the Station's network affiliation agreements, whether or not offset) for goods or services sold or provided prior to the Effective Time (defined below) or otherwise attributable to any period prior to the Effective Time (the "A/R");


                  (h)      any   non-transferable    shrinkwrapped    computer
software and any other non-transferable computer licenses that are not material to the operation of the Station;

                  (i) all claims, causes of action, rights of recovery and rights of set-off of Seller, whether mature, contingent or otherwise, against third parties with respect to the Station and the Station Assets, to the extent attributable to any period prior to the Effective Time;

                  (j) all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Seller receives a credit therefor under Section 1.6;

                  (k) all claims of Seller with respect to any tax refunds;

                  (l) computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are primarily used in the operation of multiple stations;

                  (m) the Station's owned studio site located at 31 Skyline Drive, Lake Mary, Florida (the "Studio Site");

                  (n) all assets primarily used or held for use in the operation of "The Daily Buzz" and Seller's ownership interest in The Daily Buzz, LLC;

                  (o)      the assets described in Section 1.3(c);

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                  (p)      the assets  listed on SCHEDULE  1.2, and the slogan
"Great Media, Great People, Great Service;" and

                  (q)      the Tolling  Agreement  with the FCC  referenced on
SCHEDULE 1.1(a).

         1.3.     SHARED ASSETS.

                  (a) Some of the Station Contracts may be used in the operation of multiple stations or other business units (the "Shared Contracts"). The rights and obligations under the Shared Contracts shall be equitably allocated among stations and/or such other business units in a manner reasonably determined by Seller in accordance with the following equitable allocation principles:

                           (i)      any  allocation  set  forth in the  Shared
Contract shall control;

                           (ii)     if none,  then any  allocation  previously
made by Seller in the ordinary course of Station operations shall control;

                           (iii)    if    none,    then    the    quantifiable
proportionate benefit to be received by the parties after Closing shall control;

                           (iv)     if  not   quantifiable,   then  reasonable
accommodation shall control; and

                           (v)      notwithstanding the foregoing, in the case
of any Shared Contract which is a retransmission consent agreement, Buyer shall only assume such agreement as it relates to the Station and Buyer shall have no obligation to assume (and the Assumed Obligations (defined below) shall exclude) any liabilities or obligations under such agreement as they could apply to any other assets or businesses owned by Buyer or its affiliates now or in the future.

                  (b) Buyer shall cooperate with Seller (and any third party designated by Seller) in such allocation, and the Station Contracts (and Assumed Obligations) will include only Buyer's allocated portion of the rights and obligations under the Shared Contracts (without need for further action and whether such allocation occurs before or after Closing). If designated by Seller, such allocation will occur by termination of the Shared Contract and execution of new contracts. Buyer's allocated portion of the Shared Contracts will not include any group discounts or similar benefits specific to Seller or its affiliates. Completion of documentation of any such allocation is not a condition to Closing.

                  (c) The Tangible Personal Property located at the Studio Site shall be allocated and conveyed as follows:

                           (i)      the equipment  used in the master  control
facility and the other items of Tangible Personal Property that are used primarily in the operation of the Station are Station Assets;

                           (ii)     the items  listed on SCHEDULE  1.2 and the
other items of tangible personal property at such site not described in clause
(i) above are Excluded Assets;

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                           (iii)    the  items  used  in  the  master  control
facility and included in the Station Assets shall be conveyed on the Transition Date (defined below) rather than Closing; and

                           (iv)     upon the  Transition  Date,  Seller  shall
make such items available to Buyer, and within ten (10) Business Days (defined below) thereafter, Buyer shall remove such items from the Studio Site. As used herein, "Transition Date" means the date WVUE(TV), New Orleans, Louisiana discontinues use of the Station's master control facility, but not later than December 31, 2006. Seller shall give Buyer notice of the Transition Date.

                  (d) Prior to Closing, if requested by Buyer, Seller shall make available to Buyer appropriate Station employees for traffic system training at reasonable times during normal business hours, provided that such training does not interfere in any material respect with such employee's performance of services for the Station or WVUE.

         1.4.     ASSUMPTION OF OBLIGATIONS.

                  (a) ASSUMPTION OF OBLIGATIONS. On the Closing Date, Buyer shall assume the obligations of Seller arising during, or attributable to, any period of time on or after the Closing Date under the Station Contracts and the FCC Licenses, the obligations described in Section 5.6 and any other liabilities of Seller to the extent Buyer receives a credit therefor under Section 1.6 (collectively, the "Assumed Obligations").

                  (b) LIABILITIES NOT ASSUMED. Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller of any kind or nature whatsoever, regardless of whether required by generally accepted accounting principles to be reflected on a balance sheet or disclosed in the related notes (the "Retained Obligations"). Without limiting the generality of the foregoing, the Retained Obligations include and Buyer shall not assume nor shall Buyer be liable for: (i) any liabilities or obligations of Seller relating to the Excluded Assets; (ii) all obligations and liabilities of Seller arising out of the violation by Seller of any Environmental Laws (as defined below) or for the Release (as defined below) of any Hazardous Materials (as defined below) (including, without limitation those arising out of or related to the Studio Site or leased real property);
(iii) any liabilities or obligations of Seller to any employees of Seller or its affiliates not employed by Buyer; (iv) any liability relating to the employment of current or former employees of the Station prior to the Closing, including but not limited to any liabilities or obligations of Seller for severance, accrued vacation or sick leave except as set forth in Section 5.6 hereof or any liabilities under or in respect of any Employee Benefit Plan (as hereinafter defined); (v) except for the Station Contract with The Daily Buzz, LLC and any other Station Contracts listed on SCHEDULE 1.1(D), any obligations or liabilities of Seller to any other business unit of Seller, any affiliate of Seller, any director or officer of Seller or any of its affiliates, or the holder of any equity or ownership interest in Seller or any of its affiliates;
(vi) any litigation, proceeding, or claim by any Person (defined below) to the extent relating to the business or operations of the Station prior to the Effective Time, whether or not such litigation or proceeding or claim is pending, threatened or asserted before, on or after the Effective Time; (vii) any

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liability for income or other taxes relating to the Station  pertaining to the period prior to the Effective Time; (viii) any liability in respect of any note, bond or indebtedness for borrowed money; or (ix) any liability or sanctions imposed by the FCC resulting from violation(s) by the Station of FCC rule(s) prior to the Effective Time.

         As used in this Agreement, "Environmental Laws" means any law, rule, regulation, judgment, decree, stipulation, or injunction pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), Hazardous Materials, wetlands, public or employee health or safety or any other environmental matter, including, without limitation, the following laws: (i) Clean Air Act (42 U.S.C. ss.7401, et seq.); (ii) Clean Water Act (33 U.S.C. ss.1251, et seq.); (iii) Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss.11001, et seq.); (iv) Resource Conservation and Recovery Act (42 U.S.C. ss.6901, et seq.); (v) Toxic Substances Control Act (15 U.S.C. ss.2601, et seq.); (vi) Occupational Safety and Health Act (29 U.S.C. ss.651, et seq.); (vii) Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss.9601, et seq.); (viii) Safe Drinking Water Act (42 U.S.C. ss.300f, et seq.); (ix) Toxic Substances Control Act (15 U.S.C. ss.2601, et seq.); (x) Rivers and Harbors Act (33 U.S.C. ss.401, et seq.), (xi) Endangered Species Act (16 U.S.C. ss.1531, et seq.); (xii) Hazardous Material Transportation Act (49 U.S.C. ss.1801, et seq.); (xiii) any similar or applicable environmental state law, rule or regulation; and (xiv) any other law, rule or regulation relating to Hazardous Materials; and (xv) any law, rule or regulation relating to radio radiation.

         As used in this Agreement, "Hazardous Materials" means any wastes, substances, chemicals, or materials (whether solids, liquids or gases) that are defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to prohibition or regulation under, any Environmental Laws. "Hazardous Materials" includes polychlorinated biphenyls (PCBs), asbestos, asbestos-related products, radioactive materials and wastes, and petroleum and petroleum products (including crude oil or any fraction thereof) and other pollutants and contaminants.

         As used in this Agreement, "Release" means to pump, pour, empty, eject, spill, leak, emit, deposit, discharge, disseminate, leach, migrate, dispose, dump, inject, or place into the environment, or to cause any of the foregoing.

         1.5. PURCHASE PRICE. In consideration for the sale of the Station Assets to Buyer, at Closing Buyer shall pay Seller, by wire transfer of immediately available funds, the sum of Two Hundred Seventeen Million Five Hundred Thousand Dollars ($217,500,000), subject to adjustment pursuant to
Section 1.6 (the "Purchase Price").

         1.6.     PRORATIONS AND ADJUSTMENTS.

                  (a) All prepaid and deferred income and expenses relating to the Station Assets and arising from the operation of the Station shall be prorated between Buyer and Seller in accordance with accounting principles generally accepted in the United States ("GAAP") as of 12:01 a.m. on the day of Closing (the "Effective Time"). Such prorations shall include without limitation all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.1), music and other license fees, make good advertising to be provided by Buyer, employee performance incentives set forth in employment agreements or annual compensation

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plans, any vacation for Transferred Employees (defined below) (except accruals for the fiscal year of Seller in which Closing occurs for which there shall be no adjustment), utility expenses, rent and other amounts under Station Contracts and similar prepaid and deferred items. Seller shall receive a credit for the unapplied portion of all of the Station's deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast on the Station prior to the Effective Time shall be the responsibility of Seller, and sales commissions related to the sale of advertisements broadcast on the Station after the Effective Time shall be the responsibility of Buyer. All revenue and operating expenses of the Station shall be further adjusted and allocated between Seller and Buyer to the extent necessary to effect the principle that all such income and expenses attributable to the operation of the Station on and after the Closing Date shall be for the account of Buyer and all such income and expenses attributable to the operation of the Station prior to the Closing Date shall be for the account of Seller

                  (b) With respect to trade, barter or similar agreements for the sale of time for goods or services assumed by Buyer pursuant to
Section 1.1(d), if at Closing the Station has an aggregate negative or positive barter balance (I.E., the amount by which the value of air time to be provided by the Station after the Effective Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be no proration or adjustment, unless the negative or positive barter balance of the Station as an aggregate exceeds $20,000, in which event such excess or deficiency, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller, and adjusted for as a proration in Buyer's or Seller's favor, as applicable. In determining barter balances, the value of air time shall be based upon Seller's rates as of Closing, and corresponding goods and services shall include those to be received by the Station after Closing plus those received by the Station before Closing to the extent conveyed by Seller to Buyer as a part of the Station Assets.

                  (c) No later than three (3) Business Days prior to the scheduled Closing date, Seller shall provide Buyer with a statement setting forth a reasonably detailed computation of Seller's reasonable and good faith estimate of the Adjustment Amount (defined below) as of Closing (the "Preliminary Adjustment Report"). As used herein, the "Adjustment Amount" means the net amount by which the Purchase Price is to be increased or decreased in accordance with this Section 1.6. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such preliminary Adjustment Amount. For a period of ninety (90) days after Closing, Seller and its auditors and Buyer and its auditors may review the Preliminary Adjustment Report and the related books and records of Seller with respect to the Station, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement is reached within such 90-day period, then promptly thereafter Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. If agreement is not reached within such 90-day period, then the dispute resolutions of Section 1.6(d) shall apply.

                  (d) If the parties do not reach an agreement on the Adjustment Amount within the 90-day period specified in Section 1.6(c), then Seller and Buyer shall select an independent accounting firm of recognized national standing (the "Arbitrating Firm") to resolve the disputed

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items.  If Seller and Buyer do not agree on the  Arbitrating  Firm within five
(5) calendar days after the end of such 90-day period, then the Arbitrating Firm shall be a nationally recognized independent accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions with respect to the Adjustment Amount, and each shall make available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm's computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the
Adjustment   Amount,   the  basis  for  its   determination  and  whether  its
determination is within the Mid-Range (defined below) or if not, whether it is closer to Buyer's or Seller's written determination of the Adjustment Amount. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties. Within five (5) calendar days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report.

                  (e) If the Arbitrating Firm's determination of the Adjustment Amount is within the Mid-Range, then Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis. If not, then (i) if the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, then Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis, or (ii) if the Arbitrating Firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, then Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. As used herein, the term "Mid-Range" means a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the average of such written positions of Buyer and Seller.

                  (f) Concurrently with the payment of any amount required to be paid under Section 1.6(c) or (d), the payor shall pay the payee interest on such amount for the period from the Closing Date until the date paid at a rate equal to the prime rate charged by JP Morgan Chase. All payments to be made under Section 1.6 shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.

         1.7. ALLOCATION. After Closing, Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer and Seller shall file its federal income tax returns and its other tax returns reflecting the allocation made pursuant to this Section.

         1.8. CLOSING. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the "Closing") shall take place on the fifth Business Day after the last to occur of the date of public notice of the FCC Consent (defined below), satisfaction or

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waiver of the condition  set forth on SCHEDULE  11.2,  HSR Clearance  (defined below) and delivery of the last of the Required Consents (defined below) (or on such earlier day as Buyer and Seller may mutually agree), in any event subject to satisfaction or waiver of the conditions set forth in Articles 6 and 7 below. The date on which the Closing is to occur is referred to herein as the "Closing Date." "Business Day," whether or not capitalized, shall mean every day of the week except Saturday, Sunday and days on which banks are closed in the State of New York.

         1.9.     GOVERNMENTAL CONSENTS.

                  (a) Within five (5) Business Days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the "FCC Application") requesting FCC consent to the assignment of the FCC Licenses to Buyer. Public notice of FCC consent to the assignment of the main station (both analog and digital) FCC Licenses to Buyer without any material adverse conditions other than those of general applicability is referred to herein as the "FCC Consent." Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible. Seller shall timely publish and/or broadcast the notices required by FCC rules and regulations pertaining to the FCC Application. In the event that the FCC imposes any condition upon Buyer or Seller with respect to the FCC Application, the party subject to such condition shall use its commercially reasonable efforts to comply therewith, provided, however, that the party subject to such condition shall not be required to take any action if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (ii) compliance with the condition would, in its reasonable judgment, be unduly burdensome on it in any material respect
(financial or otherwise). If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article 10, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the effective period of the FCC Consent shall limit the right of a party to exercise its rights under Article 10.

                  (b) It is acknowledged and agreed that, for purposes of this Section 1.9 and any other provision of this Agreement, any condition imposed by the FCC or any other governmental authority (including, without limitation, any court or judicial body) requiring the divestiture of any assets, properties or businesses, including but not limited to television broadcast station WESH(TV), Daytona Beach, Florida ("WESH"), by Buyer or any of its affiliates would be unduly burdensome in a material respect and therefore not required. Buyer shall not enter into any agreement or transactions to acquire any other media properties or stations in the Orlando-Daytona-Melbourne, Florida DMA, nor shall Buyer enter into any operating agreement, time brokerage agreement, local marketing agreement, joint sales agreement, joint venture or other similar agreement, in each case which could reasonably be expected to have the effect of delaying action by the FCC upon the FCC Application or the consummation of the transactions contemplated hereby.

                  (c) Within ten (10) Business Days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as "HSR Clearance."

                  (d)      Buyer  and  Seller  shall  notify  each  other  and
provide copies of all petitions, pleadings and other documents and correspondence filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the "Governmental Consents."

ARTICLE 2:        SELLER REPRESENTATIONS AND WARRANTIES

         Seller makes the following representations and warranties to Buyer:

         2.1. ORGANIZATION. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the "Seller Ancillary
Agreements") and, to its knowledge, to consummate the transactions contemplated hereby.

         2.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when made by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2.3. NO CONFLICTS. Except for the Governmental Consents and consents to assign certain of the Station Contracts as set forth on SCHEDULE 1.1(C) and SCHEDULE 1.1(D), the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby and thereby does not and will not conflict with or violate any organizational documents of Seller or any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority or any third party or any contract, mortgage or instrument to which Seller is a party or is bound or subject.

         2.4. FCC LICENSES. SCHEDULE 1.1(A) lists all FCC Licenses and all other material Licenses relating to the operation of the Station or required for the lawful conduct of the business of the Station as now conducted. Except as set forth on SCHEDULE 1.1(a):

                  (a) Seller is the valid and legal holder of the Licenses described on SCHEDULE 1.1(a). The Licenses are valid and in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired and constitute all of the material licenses, permits and authorizations used in or required for the current operation of the Station under applicable laws including but not limited to the Communications Act (as defined below). None of the Licenses is subject to any condition or restriction which would limit the full operation of the Station as currently operated by Seller. To Seller's knowledge, there is not pending or threatened, any action, proceeding, complaint, notice of forfeiture, claim or investigation by or before the FCC or any other governmental authority to revoke, suspend, cancel, rescind or materially adversely modify any of the Licenses or that would materially impair the ability of Seller to assign the Licenses to Buyer or which would materially impede Seller's ability to prosecute the FCC Application or seek the grant of the FCC Consent (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, or, to Seller's knowledge threatened, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station or against Seller with respect to the Station that could result in any such action. The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC (collectively, the "Communications Act").

                  (b) The Station has been assigned channel 17 by the FCC for the provision of digital television ("DTV") service. The FCC Licenses include a license for a maximized DTV facility on channel 17 and the FCC has tentatively designated channel 17 for the Station's post-transition DTV operation. The Station is broadcasting the DTV signal in accordance with such authorization in all material respects.

         2.5. TAXES. Seller has, in respect of the Station's business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes which have become due pursuant to such returns or applicable law or pursuant to any assessments which have become payable.

         2.6. PERSONAL PROPERTY. SCHEDULE 1.1(b) contains a list of material items of Tangible Personal Property as of the date of this Agreement included in the Station Assets, subject to Section 1.3(c). Except as set forth on SCHEDULE 1.1(b), Seller has good and marketable title to the Tangible Personal Property free and clear of liens, claims and encumbrances ("Liens") other than Permitted Liens. Except as set forth on SCHEDULE 1.1(b), all material items of Tangible Personal Property are in good operating condition, ordinary wear and tear excepted. As used herein, "Permitted Liens" means, collectively, the Assumed Obligations, liens for taxes not yet due and payable and liens that will be released at or prior to Closing and are disclosed on
SCHEDULE 1.1(b).

         2.7. REAL PROPERTY. SCHEDULE 1.1(c) includes a description of each lease of Real Property or similar agreement included in the Station Contracts (the "Real Property Leases"). Except for the Studio Site, Seller does not own any real property which is primarily used or held for use in the operation of the Station.

         2.8. CONTRACTS. SCHEDULE 1.1(d) is a true, correct and complete listing of all Material Station Contracts (defined below) existing on the date of this Agreement, and Seller has made available copies of such contracts to Buyer, except as set forth on SCHEDULE 1.1(d), in which case Seller has provided a description of the material terms of such Station Contracts on SCHEDULE 1.1(d). SCHEDULE 1.1(c) AND SCHEDULE 1.1(d) identify each such Material Station Contract (including Real Property Leases) for which consent to assignment is required for the assignment of the Station Contract to Buyer. Except as set forth on SCHEDULE 1.1(d), each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller's knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.

         "MATERIAL STATION CONTRACTS" means, with respect to the Station, except for Retained Obligations:

         (i) contracts and other agreements for the future acquisition or sale of any assets involving $20,000 individually (or in the aggregate, in the case of any related series of contracts and other agreements), other than for sales of advertising in the ordinary course of business consistent with past practice;

         (ii) contracts and other agreements relating to joint ventures or partnerships;

         (iii) contracts and other agreements calling for future aggregate purchase prices, payments or other consideration to or from Seller in any one year having a value of more than $20,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) other than for sales of advertising in the ordinary course of business consistent with past practice;

         (iv) contracts and other agreements containing covenants of Seller prohibiting or materially limiting the right to compete in any line of business, prohibiting or restricting its ability to conduct business with any Person or in any geographical area, or requiring the acquisition of goods or services exclusively from a single supplier or provider; "Person" means any individual, general or limited partnership, corporation, limited liability company, association, trust, unincorporated organization or other entity;

         (v) contracts and other agreements relating to the acquisition by Seller of any operating business, the capital stock of any other Person or, except for Tangible Property acquired in the ordinary course of business consistent with past practices, or any other assets or property (real or personal) for a purchase price of more than $20,000 individually (or in the aggregate, in the case of any related series of contracts and other agreements);

         (vi) contracts and other agreements requiring the payment by or to Seller of a royalty, override or similar commission or fee of more than $20,000 in any one year;

         (vii) contracts and other agreements relating to the creation of liens or the guarantee of the payment of liabilities or performance of obligations of any other Person by Seller;

         (viii)   all network affiliation contracts;

         (ix)     all sales agency or advertising representation contracts;

         (x) all contracts with independent contractors other than those not requiring expenditures of more than $20,000 in any calendar year and having a term of not more than one (1) year;

         (xi) all contracts and other agreements for the sale of broadcast time on the Station for other than monetary consideration having a value of more than $20,000;

         (xi) all contracts and other agreements pursuant to which the Station acquires programming or provides programming to third parties; and

         (xii)    all retransmission consent agreements.

         2.9. ENVIRONMENTAL. Except as set forth in the Phase I environmental assessment of the Studio Site provided by Seller to Buyer ("Phase I"), to Seller's knowledge, no Hazardous Material has been generated, stored, transported or Released on, in, from or to the Real Property included in the Station Assets or the Studio Site. Except as set forth in the Phase I, to Seller's knowledge, Seller has complied in all material respects with all Environmental Laws applicable to the Station.

         2.10. INTANGIBLE PROPERTY. SCHEDULE 1.1(e) contains a description of the material Intangible Property as of the date of this Agreement included in the Station Assets. Except as set forth on SCHEDULE 1.1(e), (i) Seller's use of the Intangible Property does not infringe upon any third party rights in any material respect and (ii) none of the material Intangible Property is being infringed by any third party. Except as set forth on SCHEDULE 1.1(e), Seller has not received any written notice that its use of the Intangible Property at the Station is unauthorized or violates or infringes upon the rights of any other Person or challenging the ownership, use, validity or enforceability of any Intangible Property. Except as set forth on SCHEDULE 1.1(b), Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.

         2.11.    EMPLOYEES.

                  (a) Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station's business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining. There is no, nor within the past twelve months has there been any, unfair labor practice charge or complaint against Seller in respect of the Station's business pending or to Seller's knowledge threatened before the National Labor Relations Board, EEOC or any federal, state or local labor relations board or any court or tribunal, and there is no, nor within the past twelve months has there been any, strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station's business.

                  (b)      Seller has delivered to Buyer the list described in
Section 5.6(a). There are no collective bargaining agreements with respect to the Station. Unused annual vacation and sick leave benefits for Station employees do not carryover from year-to-year.

                  (c) As used in this Agreement, "Employee Benefit Plans" means each employee benefit plan, policy, program or contract, including, but not limited to, employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity-based, leave of absence, vacation, sick leave, severance, insurance, workers' compensation, disability, supplemental unemployment, or other "employee welfare benefit plan" or "employee pension benefit plan" as defined in Sections 3(1) and 3(2) of ERISA) which are maintained or contributed to by Seller for the benefit of, or pursuant to which Seller or any subsidiary or ERISA Affiliate (defined below) has any liability with respect to any current or former employee. As used in this Agreement, an "ERISA Affiliate" means any entity required to be aggregated with Seller under Section 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA.

                  (d) For each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (other than any multiemployer plan, as defined in Sections 4001(a)(3) or 3(37) of ERISA or Section 414(f) of the
Code), a favorable determination letter has been issued by the Internal Revenue Service and no events have occurred that would adversely affect the tax-qualified status of any such Employee Benefit Plan.

                  (e) Seller has at all times complied, and currently complies, in all material respects with the applicable health care continuation requirements for any Employee Benefit Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA), including Section 4980B of the Code and Sections 601-608 of ERISA (collectively referred to as "COBRA") and any applicable health care continuation coverage requirements under state law.

         2.12. INSURANCE. Seller maintains insurance policies or other arrangements with respect to the Station and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time.

         2.13. COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 1.1(a), Seller has complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Station. To Seller's knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Station except those affecting the industry generally.

         2.14. LITIGATION. There is no action, suit or proceeding pending or, to Seller's knowledge, threatened against Seller in respect of the Station that will subject Buyer to liability or affect the use or value of the Station Assets or which will affect Seller's ability to perform its obligations under this Agreement.

         2.15. FINANCIAL STATEMENTS. Seller has provided to Buyer copies of its statements of operations for the Station for the years ended February 29, 2004, February 28, 2005 and February 28, 2006 and the balance sheets for the Station as of February 29, 2004, February 28, 2005 and February 28, 2006 (the "Financial Statements"). The Financial Statements are the statements included in the audited consolidated financial statements of Seller and its affiliates (but such statements are not separately audited). The Financial Statements are consistent with the books and records of the Station, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition of the Station and the results of operations of the Station for the respective periods covered thereby, except that (i) the

Financial  Statements do not include  corporate  overhead  expenses for legal, accounting, human resources and benefits administration, information technology, engineering, and television division management services, (ii) insurance expense reflected in the statements is an estimate of the Station's share of consolidated insurance expense and not necessarily indicative of actual claims activity of the Station, (iii) a portion of employee compensation expenses are paid in stock but are reflected as cash expenses in the statements, (iv) program amortization adjustments resulting from Seller's application of purchase accounting in connection with its acquisition of the Station in 1999, (v) certain revenues and expenses associated with Seller's national rep contract, including amortization of deferred agency buy out payments which reduce agency commission expense, amortization of related customer list and payment to the national rep firm based on performance in Seller's fiscal year ended February 28, 2005 on the consolidated results of the Seller's television division, all of which is recorded on Seller's books on a consolidated basis, and (vi) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), and non-cash compensation expenses associated with the discount given to employees on stock purchases under the Employee Stock Purchase Plan and the Stock Compensation Plan and associated with restricted stock grants made March 1, 2005, and expenses attributable to the adoption of accounting pronouncements SFAS 142 and EITF Topic D-108. Between February 28, 2006 and the date of this Agreement, the Station has been operated in all material respects in the ordinary course of business and otherwise in the manner set forth in Section 4.1, as if such Section applied during such period (other than Section 4.1(g)).

         2.16. NO UNDISCLOSED LIABILITIES. There are no liabilities or obligations of Seller that will be binding upon Buyer after the Effective Time other than the Assumed Obligations.

         2.17. BROKERS. Except for The Blackstone Group, whose fees, commissions and expenses are the sole responsibility of Seller, neither this Agreement nor the purchase and sale of the Station Assets or any other transaction contemplated by this Agreement was induced or procured through any party acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor, or in any similar capacity.

         2.18. TRANSACTIONS WITH AFFILIATES; ENTIRE BUSINESS. Except as disclosed in the Financial Statements and except for the Station Contract with The Daily Buzz, LLC listed on SCHEDULE 1.1(d) and previous arrangements between the Station and RDS/Coopportunities which have since expired and except as set forth in clause (i) of the third sentence of Section 2.15 and except for Excluded Assets, since March 1, 2003 neither Seller nor any affiliate of Seller has been involved in any business arrangement or relationship with or in respect of the Station, and, other than for the Station Assets and the assets listed on the Shared Contracts, neither Seller nor any affiliate of Seller owns any property or right, tangible or intangible, that is used in the Station's business or operations. The conveyance of the Station Assets will convey to Buyer the entire business of the Station, and all the tangible property and intangible property used by the Station in connection with the conduct of the business as heretofore conducted by Seller, except for the Excluded Assets.

         2.19. DISCLOSURE. Neither this Agreement nor any Schedule hereto contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein misleading.

ARTICLE 3:        BUYER REPRESENTATIONS AND WARRANTIES

         Buyer hereby makes the following  representations  and  warranties to
Seller:

         3.1. ORGANIZATION. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "Buyer Ancillary Agreements") and, to its knowledge, to consummate the transactions contemplated hereby.

         3.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3. NO CONFLICTS. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby and thereby does not and will not conflict with or violate any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party or any contract, mortgage or instrument to which Buyer is a party or is bound or subject.

         3.4. LITIGATION. There is no action, suit or proceeding pending or, to its knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

         3.5. QUALIFICATION. To Buyer's knowledge, it is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC. To Buyer's knowledge, there are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station. To Buyer's knowledge, no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained. To Buyer's knowledge, there are no matters which might reasonably be expected to result in the FCC's denial or delay of approval of the FCC Application. To Buyer's knowledge, as of the date of this Agreement, Buyer's acquisition of the Station complies with the FCC's multiple-ownership rules. Neither Buyer nor any Person with an attributable ownership interest under FCC rules in Buyer has any other attributable ownership interest in any media property in the Orlando-Daytona-Melbourne, Florida DMA other than WESH.

         3.6. BROKERS. Neither this Agreement nor the purchase and sale of the Station Assets or any other transaction contemplated by this Agreement was induced or procured through any party acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor, or in any similar capacity.

ARTICLE 4:        SELLER COVENANTS

         4.1. SELLER'S COVENANTS. Between the date hereof and Closing, and except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall:

                  (a)       operate  the  Station  in the  ordinary  course  of
business   consistent  with  past  practice  (including  but  not  limited  to completion of capital expense projects in accordance with Seller's fiscal year ended 2007 budget) and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders, and use commercially reasonable efforts to preserve intact the business, operations and assets of the Station and maintain its relationships with employees, suppliers and customers;

                  (b) not sell, assign, transfer or materially adversely modify any of the FCC Licenses;

                  (c) not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;

                  (d) upon reasonable notice, give Buyer reasonable access during normal business hours to the Station's business and the Station Assets, and, through a representative designated by Seller, the Station's employees, and furnish Buyer with information relating to the Station Assets and the Station employees that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that unreasonably interferes with the operation of the Station;

                  (e) at Buyer's sole cost and expense, provide Buyer any financial information regarding the Station that is maintained by Seller on an unconsolidated basis and requested by Buyer that is reasonably necessary to satisfy any reporting obligations to the Securities and Exchange Commission or reasonably necessary to obtain acquisition financing for the Station;

                  (f) except as otherwise required by law, (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) increase the compensation payable (or make any new commitment to pay severance pay that would be binding on Buyer) to any employee of the Station, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement and other station sales by Seller;

                  (g) not enter into any contract or other agreement which, if in effect on the date hereof, would be a Material Station Contract or amend any existing Material Station Contracts;

                  (h) not knowingly waive any right of material value under a Station Contract, or change the manner in which Seller applies GAAP unless required by GAAP or law, and give Buyer notice of any material change in Seller's accounting practices and policies; and

                  (i) use commercially reasonable efforts to cause the Station Contract for the Daily Buzz to be modified or amended so as to extend the term of the Daily Buzz Station Contract through May 2007 and to provide the Station with retransmission consent rights to multi-channel video programming distributors within the Station's DMA and where the Station is significantly viewed.

ARTICLE 5:        JOINT COVENANTS

         Buyer and Seller hereby covenant and agree as follows:

         5.1. CONFIDENTIALITY. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and its television stations (the "NDA"). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other Person, except in accordance with the terms of the NDA.

         5.2. ANNOUNCEMENTS. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law or the rules of any stock exchange, in which case such party shall give advance notice to the other.

         5.3. CONTROL. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.

         5.4.     RISK OF LOSS.

                  (a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until Closing, and Buyer shall bear the risk of any such loss or damage thereafter.

                  (b) If prior to Closing any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:

                           (i)      Seller shall use  commercially  reasonable
efforts to repair or replace such item in all material respects in the ordinary course of business; and

                           (ii)     if  such  repair  or  replacement  is  not
completed prior to Closing, then the parties shall proceed to Closing and Seller shall promptly repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation), except that if such damage or destruction has a Material Adverse Effect, then Closing shall be postponed until the date five (5) Business Days after such Material Adverse Effect is remedied, subject to Section 10.1.

                  (c) If prior to Closing the Station (analog and/or digital) is off the air or operating at power levels that result in a material reduction in coverage (a "Broadcast Interruption"), then Seller shall use commercially reasonable efforts to return the Station to the air and restore prior coverage as promptly as practicable in the ordinary course of business. Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing, there is a Broadcast Interruption of the Station, then Closing shall be postponed until the date five (5) Business Days after the Station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1. If the damage, destruction or loss prevents the transmission of the Station's broadcast signals, or materially impairs the Station's signal coverage area, for a period of more than forty (40) consecutive days, then Buyer may terminate this Agreement pursuant to Section
10.1 upon written notice to Seller.

         5.5.     CONSENTS.

                  (a) The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment, but no such consents or estoppel certificates are conditions to Closing except for the Required Consents. Receipt of the following consents to assignment, without conditions other than the execution of an assumption agreement (collectively, the "Required Consents") is a condition precedent to Buyer's obligation to close under this Agreement: (i) the Station's WB affiliation agreement, but only to the extent that Closing occurs prior to the commencement of The CW Network programming, (ii) the CW term sheet (including an acknowledgment by the CW Network of such term sheet), but such condition shall be deemed satisfied by either the acceptance of an assumption agreement from Buyer by The CW Network or the delivery to Buyer or Seller of a reasonable form of assumption agreement by The CW Network (and, in the case of such a delivery, if the form provides for signature by The CW Network, such assumption agreement shall have been executed by The CW Network), (iii) other programming agreements designated with a P. on SCHEDULE 1.1(d), and (iv) the Station's main tower lease designated by a diamond on SCHEDULE 1.1(c).

                  (b) To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Seller and

Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller's obligations arising under the Station Contract from and after Closing in accordance with its terms.

         5.6.     EMPLOYEES.

                  (a) Seller has provided Buyer a list showing employees' names, employee positions and annualized pay rates for employees of the Station. Except for the employees designated on SCHEDULE 5.6, Buyer shall offer employment to all Persons on such list to the extent they are employed by Seller immediately prior to Closing and to any employee hired after the date hereof in the ordinary course of business to replace any employee on such list with Buyer's consent, which shall not be unreasonably withheld. Each such offer shall be at a salary and at a position substantially similar as in effect immediately preceding the Closing, and on other terms and conditions comparable to those provided by Buyer to employees of WESH. Such offers of employment shall be for employment commencing as of the Closing Date, with the exception of those identified on SCHEDULE 5.6 as employees to be hired by Buyer on the Transition Date (the "Master Control Employees"), whose employment offer will be to commence on the Transition Date. Each employee who accepts such offer is referred to as a "Transferred Employee", and, collectively, the "Transferred Employees." Unless Buyer enters into a separate employment agreement with a Transferred Employee, each Transferred Employee shall be an "at will" employee of Buyer, and no provision contained in this
Section 5.6 shall be construed as an agreement for, or guarantee of, continued employment. All Transferred Employees shall be subject to the policies established from time to time by Buyer with respect to employment and employee benefits, and Buyer shall not be under any obligation to assume, continue, or adopt any liabilities or obligations with respect to any Employee Benefit Plan (as defined in Section 2.11 hereof).

                  (b) With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time or Transition Date, as applicable, and Buyer shall be responsible for all compensation and benefits arising after the Effective Time or Transition Date, as applicable. Notwithstanding anything herein to the contrary, effective at the Effective Time or Transition Date, as applicable, Buyer shall provide severance arrangements which are the same as the severance arrangements of Seller on the date hereof (a copy of which has been provided to Buyer) for any Transferred Employee who terminates employment with Seller during the twelve (12) month period immediately following the Effective Time or Transition Date, as applicable, provided, however, that Buyer shall have no liability for any obligation, including but not limited to, severance or vacation and sick leave with respect to any employees who are not Transferred Employees.

                  (c) As of the Effective Time or Transition Date, as applicable, Buyer shall cause all such Transferred Employees to be eligible to participate in Buyer's employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity-based, leave of absence, vacation, severance, insurance, worker's compensation, disability, supplemental unemployment, and other benefit plan, arrangement, agreement, practice or policy (including, without limitation, "employee welfare benefit plans" and "employee pension benefit plans" as defined in Sections 3(1) and 3(2) of ERISA) (collectively, the "Buyer Benefit Plans") that, in the aggregate, are equivalent to those benefit plans offered to similarly situated employees of television station WESH. Buyer shall give Transferred Employees credit under the Buyer Benefit Plans for any deductibles or co-payments paid for the current year under any plan maintained by Seller. In addition, Seller shall retain responsibility for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, and for all workers' compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as "Welfare Type Plan"), in respect of claims that are covered by any Welfare Type Plans maintained by Seller and that are incurred by Transferred Employees and their dependents prior to the Effective Time or Transition Date, as applicable.

                  (d) As of the Effective Time or Transition Date, as applicable, Buyer shall cause each applicable Buyer Benefit Plan, other than plans providing vacation or severance benefits, to recognize service of the Transferred Employees with Seller for purposes of eligibility and vesting only. As of the Effective Time or Transition Date, as applicable, Buyer shall cause each applicable Buyer Benefit Plan that provides vacation or severance benefits to recognize service of the Transferred Employees with Seller also for purposes of determining the amount of benefits.

                  (e) With respect to any Employee Benefit Plan that includes a cash or deferred arrangement under Section 401(k) of the Code ("Seller's 401(k) Plan"), Seller shall (i) fully vest as of the Closing Date all accounts of all participants in the 401(k) Plan who are Transferred Employees, (ii) allow Transferred Employees to elect to receive a complete distribution of all of their accounts under Seller's 401(k) Plan promptly following the Closing Date, and (iii) subject to acceptance by Buyer's 401(k) plan, allow Transferred Employees to rollover outstanding participant loans under Seller's 401(k) Plan and not treat any such loans rolled-over within 90 days after the date the Closing Date (or, within 90 days after the Transition Date, as may be applicable) as in default, except as otherwise required by law.

                  (f) Seller shall be responsible for any obligations or liabilities to Transferred Employees under the Workers Adjustment and Retraining Notification Act and any similar state or local "plant closing" law as a result of actions taken by Seller prior to the Effective Time.

                  (g) Seller will fully provide or pay for all liabilities or obligations to the employees under all Employee Benefit Plans. Seller shall retain all liability and responsibility for "COBRA" healthcare continuation coverage required to be offered and provided under Section 4980B of the Code and Sections 601-608 of ERISA to employees and former employees of Seller and any other COBRA qualified beneficiaries under Seller's health plan(s) who have elected or are eligible to elect COBRA continuation coverage as of or prior to the Closing Date or who incur a COBRA qualifying event in connection with the transactions contemplated by this Agreement.

         5.7.     ACCOUNTING SERVICES.

                  (a) For a period of one hundred twenty (120) days after Closing (the "Collection Period"), Buyer shall, without charge to Seller, use commercially reasonable efforts to collect the A/R in the ordinary course of business and shall apply all amounts collected from the Station's account debtors to the oldest account first, unless the advertiser disputes in good faith in writing an older account and designates the payment to a newer account. Any amounts relating to the A/R that are paid directly to Seller shall be retained by Seller. Buyer shall not discount, adjust or otherwise compromise any A/R and Buyer shall refer any disputed A/R to Seller. Within ten calendar days after the end of each month, Buyer shall deliver to Seller a report showing A/R collections for the prior month and Buyer shall make a payment, without offset, to Seller equal to the amount of all such collections. At the end of the Collection Period, any remaining A/R shall be returned to Seller for collection.

                  (b) During the first fifteen (15) Business Days after Closing, Buyer shall provide to Seller at no additional cost the services of the Station's business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Station for the period prior to Closing and of facilitating the distribution of any stock compensation from Seller to the Station's employees, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing.

         5.8.     1031  EXCHANGE.  To  facilitate a like-kind  exchange  under
Section 1031 of the Code, Seller may assign its rights under this Agreement (in whole or in part) to a "qualified intermediary" under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Seller of its obligations under this Agreement) and any such qualified intermediary may re-assign to Seller; provided that no such assignment shall prevent or delay Closing. If Seller gives notice of such assignment, Buyer shall provide Seller with a written acknowledgment of such notice prior to Closing and pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and otherwise reasonably cooperate therewith. Buyer's obligation to cooperate with Seller is specifically conditioned upon each of the following: (i) all of Buyer's rights and all of Seller's obligations to Buyer respecting all other provisions of this Agreement shall not be adversely affected by any such exchange, whether or not such exchange is consummated by Buyer; and (ii) Buyer shall not in any way be liable to Seller or any other party whatsoever for any failure of Seller's proposed transaction to qualify as a tax-free exchange of like-kind property under the Code.

         5.9.     FINAL ORDER.

                  (a) For purposes of this Agreement, the term "Final Order" means action by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority), which shall not have been reversed, stayed, enjoined, set aside, annulled, or suspended and with respect to which no timely request for stay, petition for rehearing, appeal, or certiorari or sua sponte action of the FCC with comparable effect shall be pending and as to which the time for filing any such request, petition, appeal, certiorari, or for the taking of any such sua sponte action by the FCC shall have expired.

                  (b) If the Closing occurs prior to a Final Order, and prior to becoming a Final Order the FCC Consent is reversed or otherwise set aside, and there is an order of the FCC (or an order of a court of competent jurisdiction) requiring the re-assignment of the FCC Licenses to Seller, then, upon the earlier of (i) such re-assignment order becoming a Final Order (or a final order of a court of competent jurisdiction) or (ii) notice by Buyer to Seller of a request to rescind the purchase and sale of the Station Assets (the "Rescission Trigger"), the purchase and sale of the Station Assets shall be rescinded. In such event, Buyer shall reconvey to Seller the Station Assets, other than those non-license assets that have been disposed of after Closing in the ordinary course of business (the "Reconveyed Station Assets") and Seller shall repay to Buyer the full Purchase Price and reassume those contracts and leases and obligations assigned and assumed at Closing that continue to exist.

                  (c) Any such rescission shall be consummated on a mutually agreeable date within thirty days of the Rescission Trigger (or, if earlier, within the time required by a lawful order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Reconveyed Station Assets to Seller and execution by Seller of instruments of assumption of those contracts and leases and obligations assigned and assumed at Closing that continue to exist) and make such payments (including repayment by Seller to Buyer of the full Purchase Price) as are necessary to give effect to such rescission. All earnings and profits relating to Buyer's use of the Reconveyed Station Assets between the Closing and the effective time of such rescission shall belong to Buyer.

         5.10. INTERIM ACTIONS. The parties shall use commercially reasonable efforts, and proceed diligently and in good faith, to take or cause to be taken all actions, and do or cause to be done all things necessary and proper or advisable, to consummate the transactions contemplated by this
Agreement  and  transition  the  Station's  operations,   including,   without
limitation, obtaining all necessary waivers, consents (including, without limitation, Governmental Consents and third party consents to the assignment to Buyer of the Station Contracts pursuant to Section 5.5, and, in the case of Buyer, executing an assumption agreement as reasonably requested by The CW Network with respect to the term sheet listed on SCHEDULE 1.1(d)) and approvals.

ARTICLE 6:        SELLER CLOSING CONDITIONS

         The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):

         6.1.     REPRESENTATIONS AND COVENANTS.

                  (a) The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made as of the Closing Date, except for changes expressly permitted by the terms of this Agreement.

                  (b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.

                  (c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

         6.2. PROCEEDINGS. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

         6.3.     FCC AUTHORIZATION. The FCC Consent shall have been obtained.

         6.4. HART SCOTT RODINO. The HSR Clearance shall have been obtained.

         6.5. DELIVERIES. Buyer shall have complied with its obligations set forth in Section 8.2.

ARTICLE 7:        BUYER CLOSING CONDITIONS

         The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

         7.1.     REPRESENTATIONS AND COVENANTS.

                  (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made as of the Closing Date, except for changes expressly permitted by the terms of this Agreement.

                  (b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.

                  (c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

         7.2. PROCEEDINGS. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

         7.3. FCC AUTHORIZATION. The FCC Consent shall have been obtained and shall be in full force and effect without any condition materially adverse to the Station or Buyer.

         7.4. HART SCOTT RODINO. The HSR Clearance shall have been obtained.

         7.5. DELIVERIES. Seller shall have complied with its obligations set forth in Section 8.1.

         7.6.     CONSENTS. The Required Consents shall have been obtained.

ARTICLE 8:        CLOSING DELIVERIES

         8.1. SELLER DOCUMENTS. At Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (i) good standing certificates issued by the Secretary of State of Seller's jurisdiction of formation;

                  (ii) certified copies of: certificates of formation and constituent agreements of Seller; resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby; and incumbency and specimen signatures of officers of Seller executing the transaction documents certified by the secretary of Seller;

                  (iii)    the certificate described in Section 7.1(c);

                  (iv) an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer in the form attached as EXHIBIT A hereto;

                  (v) an assignment and assumption of contracts assigning the Station Contracts from Seller to Buyer in the form attached as EXHIBIT A hereto;

                  (vi) an assignment and assumption of leases assigning the Real Property Leases from Seller to Buyer in the form attached as EXHIBIT A hereto;

                  (vii)    domain  name  transfers   assigning  the  Station's
domain names listed on SCHEDULE 1.1(e) from Seller to Buyer following customary procedures of the domain name administrator;

                  (viii) endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property from Seller to Buyer;

                  (ix) a bill of sale conveying the other Station Assets from Seller to Buyer in the form attached as EXHIBIT A hereto;

                  (x)      customary paydown and lien release letter; and

                  (xi) any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.

         8.2. BUYER DOCUMENTS. At Closing, Buyer shall deliver or cause to be delivered to Seller:

                  (i) the Purchase Price in accordance with Section 1.5 hereof;

                  (ii) good standing certificates issued by the Secretary of State of Buyer's jurisdiction of formation;

                  (iii) certified copies of: certificates of formation and constituent agreements of Buyer; resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby; and incumbency and specimen signatures of officers of Buyer executing the transaction documents certified by the secretary of Buyer;

                  (iv)     the certificate described in Section 6.1(c);

                  (v) an assignment and assumption of contracts assuming the Station Contracts in the form attached as EXHIBIT A hereto;

                  (vi) an assignment and assumption of leases assuming the Real Property Leases in the form attached as EXHIBIT A hereto;

                  (vii) domain name transfers assuming the Station's domain names listed on SCHEDULE 1.1(e) following customary procedures of the domain name administrator; and

                  (viii) such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.

ARTICLE 9:        SURVIVAL; INDEMNIFICATION

         9.1. SURVIVAL. The representations and warranties and the covenants and agreements to be performed before the Closing in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, except that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the resolution of such claim. The covenants and agreements in this Agreement to be performed at or after the Closing shall survive Closing until performed.

         9.2.     INDEMNIFICATION.

                  (a) Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer and its affiliates from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or resulting from:

                           (i)      any    breach    by    Seller    of    its
representations and warranties made under this Agreement or the certificate of Seller delivered pursuant to Section 7.1(c); or

                           (ii)     any  breach by Seller of any  covenant  or
agreement made under this Agreement; or

                           (iii)    the Retained Obligations; or

                           (iv)     the  business or  operation of the Station
before the Effective Time.

                  (b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under clause (i) of Section 9.2(a) until, and only to the extent that, Buyer's aggregate Damages exceed $1,000,000 and (ii) the maximum liability of Seller under clause (i) of Section 9.2(a) shall be an amount equal to $43,500,000.

                  (c)      From  and  after   Closing,   Buyer  shall  defend,
indemnify and hold harmless Seller and its affiliates from and against any and all Damages incurred by Seller arising out of or resulting from:

                           (i)      any breach by Buyer of its representations
and warranties made under this Agreement or the certificate to be delivered pursuant to Section 6.1(c); or

                           (ii)     any  breach  by Buyer of any  covenant  or
agreement made under this Agreement; or

                           (iii)    the Assumed Obligations; or

                           (iv)     the  business or  operation of the Station
after the Effective Time.

         9.3.     PROCEDURES.

                  (a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a "Claim"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's rights or the indemnifying party's obligations except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.

                  (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party's cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  (c)      Anything herein to the contrary notwithstanding:

                           (i)      the  indemnified   party  shall  have  the
right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

                           (ii)     the indemnifying  party shall not, without
the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and

                           (iii)    in the event that the  indemnifying  party
undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

ARTICLE 10:       TERMINATION AND REMEDIES

         10.1. TERMINATION. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

                  (a)      by mutual written consent of Buyer and Seller;

                  (b) by written notice of Buyer to Seller if Seller breaches its representations or warranties or breaches or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);

                  (c) by written notice of Seller to Buyer if Buyer breaches its representations or warranties or breaches or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer's obligation to pay the Purchase Price at Closing, subject to satisfaction of the conditions to such obligation;

                  (d) by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by the date twelve (12) months after the date of this Agreement, provided that if the failure of the Closing to occur by such date is due to the fault of the party seeking to terminate, then that party shall not have such termination right; or

                  (e)      by Buyer pursuant to Section 5.4(c).

         10.2. CURE PERIOD. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term "Cure Period" as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty
(20) calendar days thereafter or (ii) five (5) Business Days after the scheduled Closing date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) Business Days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) Business Days after the scheduled Closing date.

         10.3. SURVIVAL. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. The termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 5.1 (Confidentiality) and
11.1 (Expenses) shall survive any termination of this Agreement.

         10.4. SPECIFIC PERFORMANCE. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

ARTICLE 11:       MISCELLANEOUS

         11.1. EXPENSES. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Buyer and one-half by Seller. All governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement shall be paid one-half by Buyer and one-half by Seller. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

         11.2. FURTHER ASSURANCES; FURTHER INFORMATION; RECORD RETENTION; POST-CLOSING ASSISTANCE.

                  (a) The terms of SCHEDULE 11.2 are hereby incorporated into this Agreement. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

                  (b) Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Seller or relating to the Station's business, the Station Assets, the Excluded Assets, the Assumed Obligations or the Seller pertaining to the Station in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (ii) for any other reasonable business purpose.

                  (c) Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Station's business, the Station Assets, the Assumed Obligations, the Excluded Assets or the Seller pertaining to the Station in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other parties, at the other party's expense, custody of such books and records as such party may intend to destroy.

                  (d) Seller, on the one hand, and Buyer, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. Any information obtained pursuant to this Section or providing for the sharing of information or the review of any tax return or other schedule relating to taxes shall be kept confidential by the parties hereto.

          11.3. ASSIGNMENT. Except as provided by Section 5.8 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto and any purported assignment in violation of the foregoing shall be null and void ab initio, provided however, that Buyer may assign its rights and obligations hereunder in whole or in part to any affiliate of Buyer upon written notice to, but without the consent of, Seller, provided that (i) any such assignment does not delay processing of the FCC Application, grant of the FCC Consent or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement, and (iii) Buyer shall remain liable for all of its obligations hereunder. The terms of this Agreement shall bind and inure to the benefit of the parties' respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

         11.4. NOTICES. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:                        c/o Emmis Communications Corporation
                                     One Emmis Plaza
                                     40 Monument Circle, Suite 700
                                     Indianapolis, Indiana 46204
                                     Attention:    President and CEO
                                     Facsimile:  (317) 684-5583

with copies (which shall not         Emmis Communications Corporation
constitute notice) to:               3500 W. Olive Avenue, Suite 1450
                                     Burbank, California 91505
                                     Attention: Gary Kaseff
                                     Facsimile: (818) 238-9158

                                     Wiley Rein & Fielding LLP
                                     1776 K Street, N.W.
                                     Washington, D.C. 20006
                                     Attention: Doc Bodensteiner
                                     Facsimile: (202) 719-7049

if to Buyer:                         Hearst-Argyle Television, Inc.
                                     888 Seventh Avenue, 27th Floor
                                     New York, New York 10106
                                     Attention:  David J. Barrett, President
                                                 and CEO
                                     Facsimile: (212) 887-6835

with a copy (which shall not         Hearst-Argyle Television, Inc.
constitute notice) to:               888 Seventh Avenue, 27th Floor
                                     New York, New York 10106
                                     Attention:  Jonathan C. Mintzer, Vice
                                                 President, General Counsel and
                                                 Secretary
                                     Facsimile: (212) 887-6855

         11.5. AMENDMENTS. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

         11.6. ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto and the Disclosure Letter) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect (except that after Closing Buyer shall no longer have any confidentiality obligations with respect to information and materials pertaining to Station). No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Station's revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Station.

         11.7. SEVERABILITY. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         11.8. NO BENEFICIARIES. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assigns.

         11.9. GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

         11.10. NEUTRAL CONSTRUCTION. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties' negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

         11.11. COOPERATION. After Closing, each party shall cooperate as reasonably requested by the other party in the investigation, defense or prosecution of any action which is pending or threatened against a party or its affiliates with respect to the Station, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, each party shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence in each case as the other party may reasonably request. Each party shall reimburse the other for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.11.

         11.12. GUARANTY. Guarantor unconditionally guarantees the payment and performance of any and all obligations and liabilities of Seller under this Agreement and the other agreements and documents executed and delivered in connection herewith and any permitted assignees of Seller's rights or obligations hereunder, including, without limitation, the obligations and liabilities under Section 9.2. Guarantor acknowledges that it has agreed to this unconditional guarantee as an inducement to Buyer to enter into this Agreement.

         11.13. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.


                           [SIGNATURE PAGE FOLLOWS]

                  SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


BUYER:                     HEARST-ARGYLE TELEVISION, INC.


                           By:
                               --------------------------------------------
                               Name:
                               Title:


SELLER:                    EMMIS TELEVISION BROADCASTING, L.P.
                           By:  Emmis Operating Company, its general partner


                           By:
                               --------------------------------------------
                               Name:
                               Title:

                           EMMIS TELEVISION LICENSE, LLC


                           By:
                               --------------------------------------------
                               Name:
                               Title:


GUARANTOR:                 EMMIS OPERATING COMPANY


                           By:
                               --------------------------------------------
                               Name:
                               Title: